Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	November 18, 2021
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY COMMUNITY BANK ANNOUNCES PROMOTION

OF RICK MCCARTY TO PRESIDENT

OAKDALE, CA - Christopher M. Courtney, President & CEO of Oak Valley Bancorp, (NASDAQ: OVLY) and its wholly owned subsidiary, Oak Valley Community Bank, announced the promotion of Rick McCarty to President and Chief Operating Officer effective January 1, 2022.

McCarty has been with Oak Valley for over 22 years, joining the bank at a time when Oak Valley had 3 branches and less than $150 million in total assets. He has served the bank as Senior EVP and Chief Operating Officer since 2017. Prior to that McCarty held the Chief Administrative Officer and Chief Financial Officer positions concurrently.

“Rick has been an integral part of the growth and prosperity of the bank. His oversight of the bank’s mission critical functions and the instrumental role he plays within the management team have been key drivers of our success,” stated Chris Courtney, President and CEO. This promotion signals the influence he has had on the Company through the years and illustrates the continued execution of our succession planning initiatives.”

“From our frontline employees to our administrative and support departments, we are very fortunate to have assembled a team here at Oak Valley that continually challenges themselves to provide the best banking experience imaginable for our clients. This transition will be seamless because we have a shared vision which keeps us aligned and able to connect the performance of core competencies with the achievement of long-term strategic goals,” concluded Rick McCarty, Senior Executive VP and COO.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company recently announced it has received regulatory approval to open a new office in Roseville, which is slated for the first quarter of 2022.

For more information, call 1-866-844-7500 or visit www.ovcb.com.